UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2007

Tri-State 1st Banc, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

000-32489	34-1824708
(Commission File Number)	(IRS Employer Identification No.)

16924 St. Clair Avenue East Liverpool, Ohio	43920
(Address of Principal Executive Offices)	(Zip Code)

(330) 385-9200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 9, 2007, Tri-State 1st Banc, Inc. (the “Company”), together with its wholly owned subsidiary Tri-State Merger Sub, Inc., an Ohio corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, at the closing, Merger Sub would be merged with and into the Company, with the Company as the surviving corporation under Ohio law (the “Merger”). Merger Sub was formed by the Company for the sole purpose of engaging in the Merger.

Pursuant to the closing under the Merger, which the Company anticipates to occur either in the 4th quarter of 2007 or the 1st quarter of 2008, shareholders as of the record date will have been categorized based on their respective record holdings of the Company’s common stock. The Company will establish the record date subsequently. Shares held by shareholders holding fewer than 100 shares will be converted into the right to receive cash consideration equal to $17.00 per share (the “Cash Consideration”) and will cease to be shareholders of the Company, shares held by shareholders holding 500 or more shares will be unaffected in and of themselves by the Merger, and shareholders holding 100 or more but fewer than 500 shares will be entitled to elect to receive for each common share either the Cash Consideration or a share of newly created Series A Preferred Stock, or both. The Merger Agreement also relates to an amendment to the Company’s articles of incorporation under Ohio law to authorize the issuance of the Series A Preferred Stock.

The Series A Preferred Stock will have no voting rights, and will rank pari passu with the common stock relative to dividends, but will have a payment preference over the common equal to $17.00 in the event of certain liquidations or change of control transactions, or in the alternative, be convertible into common stock at the holders option immediately prior to such transactions. Additionally, the Series A Preferred Stock will mature on the 21st anniversary of its initial issuance, at which time the holder will be entitled to receive the greater of $17.00 or 1.35 times the tangible book value per share.

The Merger constitutes a “going private” transaction under Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Act”), and is being conducted to reduce the number of record holders of the Company’ common stock below 300 such that the Company may cease its reporting and certain compliance obligations under the Act. The Company has previously filed a preliminary proxy statement on Schedule 14A and a Schedule 13E-3 in compliance with the Act related to the Merger.

The transactions contemplated under the Merger Agreement are subject to certain conditions, including authorization by votes underlying a majority of the outstanding common stock as of the record date (which condition cannot be waived by the Company) and that the Company shall not be required to pay the Cash Consideration with respect to more than 50,000 shares of common stock, whether under the Merger or pursuant to dissenters’ rights (which condition may be waived by the Company). The Boards of Directors of the Company and/or Merger Sub may terminate the Merger Agreement at any time and for any reason prior to the effective time of the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Agreement and Plan of Merger dated November 9, 2007

(incorporated herein by reference to Appendix A to the registrant’s Preliminary Proxy Statement on Schedule 14A filed with the SEC on November 9, 2007).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tri-State 1st Banc, Inc.

Date: November 14, 2007	By:	/s/ Charles B. Lang
Charles B. Lang,
President

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10.1	Agreement and Plan of Merger dated November 9, 2007

(incorporated herein by reference to Appendix A to the registrant’s Preliminary Proxy Statement on Schedule 14A filed with the SEC on November 9, 2007).